Exhibit 5.1

, 2025

Truth Social Bitcoin ETF, B.T.

c/o Yorkville America Digital, LLC

1012 Springfield Avenue

Mountainside, NJ 07092

Re:	Truth Social Bitcoin ETF, B.T.

Ladies and Gentlemen:

We have served as Nevada counsel to Truth Social Bitcoin ETF, B.T., a Nevada business trust (the “Trust”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “1933 Act”). The Registration Statement is for the registration under the 1933 Act by the Trust of an unspecified number of units representing fractional undivided beneficial interests in the net assets of the Trust (the “Shares”).

For purposes of this letter, we have examined and relied upon such certificates, records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for our opinion below, including copies, certified or otherwise identified, of the: (i) Registration Statement (including Amendment No. 1 thereto); (ii) Certificate of Business Trust of the Trust, as filed with the Secretary of State of the State of Nevada on June 3, 2025; and (iii) Trust’s Amended and Restated Declaration of Trust and Trust Agreement, dated                    , 2025, between Yorkville America Digital, LLC as Sponsor of the Trust, and                                                     as Trustee of the Trust (the “Trust Agreement”).

We have assumed: (i) the genuineness of all signatures; (ii) the legal capacity and competency of natural persons executing the items mentioned above; (iii) conformity to the originals of all documents submitted to us as copies; (iv) due authorization, execution, delivery, binding effect and enforceability of the Trust Agreement as to all parties to it; and (v) before any issuance of the Shares, the Registration Statement will have become effective under the 1933 Act, and the Shares will be issued against the consideration therefor as described in the Trust Agreement and the Registration Statement.

When relevant facts were not independently established by us, we relied, to the extent we deemed proper, upon written or oral statements of officers and other representatives of the Sponsor of the Trust. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of factual representations, certifications or other information.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Trust Agreement and for the consideration described in the Trust Agreement and the Registration Statement, will be legally issued, fully paid and non-assessable.

We express no opinion concerning any laws, regulations or ordinances other than the Nevada business trust laws governing matters such as the authorization and issuance of the Shares and the applicable provisions of the Constitution of the State of Nevada.

Truth Social Bitcoin ETF, B.T.

, 2025

Our opinion is based solely on the law and facts as they exist on the date hereof. We undertake no obligation, and we disclaim any obligation, to advise you of any changes that may hereafter occur or be brought to our attention and that might affect any matter or our opinion set forth herein.

This opinion letter is being furnished to you solely for your filing of it as an exhibit to the Registration Statement. We consent to such filing and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

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